Exhibit 5.1

January 14, 2010

MDRNA, Inc.

3830 Monte Villa Parkway

Bothell, WA 98021

Re:	Issuance and Sale of Shares of
Common Stock and Warrants

Ladies and Gentlemen:

We have acted as legal counsel to MDRNA, Inc., a Delaware corporation (the “Company”) in connection with the issuance and sale by the Company of 5,385,557 shares of the Company’s common stock, par value $0.006 per share (the “Shares”) and warrants (the “Warrants”) to purchase 3,500,612 shares of the Company’s common stock, par value $0.006 per share (the “Warrant Shares”). The Shares and Warrants are being sold by the Company pursuant to a Placement Agency Agreement, dated January 13, 2010 (the “Placement Agency Agreement”), by and among the Company and Canaccord Adams Inc., as placement agent (the “Placement Agent”), as well as an effective registration statement (the “Registration Statement”) on Form S-3 (File No. 333-148771) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on February 4, 2008, the statutory prospectus included in the Registration Statement, the prospectus supplement dated January 14, 2010 to be filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the registration statement on Form S-3 filed with the Commission on January 14, 2010 pursuant to Rule 462(b) of the Securities Act (the “462(b) S-3”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, necessary or appropriate for purposes of rendering this opinion letter, including (a) the Certificate of Incorporation of the Company, as amended, (b) the By-laws of the Company, as amended, (c) the Placement Agency Agreement (filed as exhibit 10.1 to the Company’s Current Report on Form 8-K dated January 13, 2010), (d) the Securities Purchase Agreement (filed as exhibit 10.2 to the Company’s Current Report on Form 8-K dated January 13, 2010), (e) the form of Warrant (filed as exhibit 4.1 to the Company’s Current Report on Form 8-K dated January 13, 2010), (f) the Registration Statement and the 462(b) S-3, (g) the pricing prospectus, (h) the prospectus supplement dated January 14, 2010, (i) resolutions of the board of directors of the Company duly adopted on January 13, 2010, (j) a status certificate of the Department of State of the State of Delaware, dated November 17, 2009, to the effect that the Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Delaware and is duly authorized to transact business in the State of Delaware, (k) a

MDRNA, Inc.

January 14, 2010

status certificate of the Department of State of the State of Washington, dated November 17, 2009, to the effect that the Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Washington and is duly authorized to transact business in the State of Washington, and (l) such other documents, records and other instruments and matters of law as we have deemed necessary or appropriate for purposes of this opinion letter. In all such examinations, we have assumed the genuineness of all signatures on original and certified documents, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to executed documents of all unexecuted copies submitted to us, and the conformity to the originals of photocopies.

We are admitted to the Bar in the State of New York and we express no opinion as to the laws of any other jurisdiction, except the federal laws of the United States of America, and the general corporate laws of the State of Delaware, and we express no opinion with respect to any state securities or blue sky laws.

Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that as of the date hereof:

1. The Shares and Warrants have been duly authorized for issuance and sale pursuant to the Placement Agency Agreement and the Securities Purchase Agreement and, when issued and delivered by the Company pursuant to the Placement Agency Agreement and the Securities Purchase Agreement against payment of the consideration set forth therein, the Shares and the Warrants will be validly issued, fully paid and nonassessable.

2. The Warrant Shares have been duly authorized, and when issued upon exercise of the Warrants against payment of the exercise price in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus supplement, dated January 14, 2010, relating to the Shares and the Warrants, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on January 14, 2010. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Act.

Very truly yours,

/s/ Pryor Cashman LLP